Exhibit 10.5
CONTRIBUTION AGREEMENT
IN SUPPORT OF SOMITA FUNDING AGREEMENT
     This CONTRIBUTION AGREEMENT IN SUPPORT OF SOMITA FUNDING AGREEMENT (this “Agreement”) dated as of February 22, 2006, is from HIGH RIVER GOLD MINES LTD., a corporation formed under the federal laws of Canada (“High River”) to and for the benefit of ROYAL GOLD, INC., a Delaware corporation (“Royal Gold”).
Recitals
     A. Société des Mines de Taparko, also known as SOMITA, SA, a société anonyme formed under the laws of the Republic of Burkina Faso (“Somita”) and Royal Gold entered into a Funding Agreement dated as of December 1, 2005 (the “Original Funding Agreement”), as amended by First Amendment to Funding Agreement dated as of February 8, 2006, and as further amended and restated by Amended and Restated Funding Agreement dated as of February 22, 2006 (as so amended and restated, the “Funding Agreement”). Pursuant to the Funding Agreement, Royal Gold agreed to provide funding to Somita in the amount of U.S.$35,000,000 to be used in the development of the Project (defined below) in Burkina Faso.
     B. High River is the indirect owner of 90% of the issued and outstanding shares of Somita, through its subsidiary High River Gold Mines (West Africa) Ltd., a corporation formed under the laws of the Cayman Islands (“Shareholder”). The Government of the Republic of Burkina Faso is the owner of the remaining 10% of the issued and outstanding shares of Somita.
     C. In connection with the funding by Royal Gold, High River has agreed to provide a guaranty (“Guaranty I”) of performance by Senet CC, a South African corporation, (“Senet”) of Senet’s obligations under the Taparko/Bouroum Project Contract Agreement dated February 3, 2006, in addition to the performance bond provided by Senet, and High River has agreed to secure that guaranty by a pledge of its shares of stock of Intrepid Minerals Corporation and Pelangio Mines Inc. (“Pledge I”).
     D. Also in connection with the Funding Agreement, High River has agreed to provide a guaranty of the obligations of Somita to develop and complete the Project, and of other obligations of Somita and of High River, (“Guaranty II”) and has agreed to secure that guaranty by a pledge of all of the shares of stock of the Shareholder owned by High River Gold Mines (International) Ltd. and all of the shares owned by the Shareholder of the stock of Somita (“Pledge II”).
     E. In addition to other obligations of High River under the guaranties and pledges described above, it is a condition precedent to Royal Gold’s obligation to disburse the Second Tranche under the Funding Agreement that (i) High River shall execute and deliver to Royal Gold an undertaking by High River to fund $10,847,383 of the Project after Royal Gold has funded $13,772,479 pursuant to the Tranche Funding Schedule (attached to the Funding Agreement as Schedule V), and shall make such additional fundings as may be required in the
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event of cost overruns and (ii) High River’s obligations under this Agreement shall be secured by the pledges described above.
     F. The board of directors of High River has determined that (i) High River will derive substantial direct and indirect benefit from the transactions contemplated by the Funding Agreement and the documents related thereto, (ii) Somita’s continuing ability to obtain the funding from Royal Gold under the Funding Agreement is important to the financial success of Somita and High River, (iii) High River will derive economic benefit from the financial success of Somita, and (iv) it is in the best interests of High River, and necessary and convenient to the conduct, promotion and attainment of the business of High River, for High River to provide additional funding for the Project as provided in this Agreement.
     G. This Agreement is executed and delivered to Royal Gold by High River to induce Royal Gold to disburse the Second Tranche to Somita under the Funding Agreement and in satisfaction of a condition precedent to Royal Gold providing such funding. High River acknowledges and agrees that Royal Gold would not provide the funding to Somita under the Funding Agreement unless High River executed and delivered this Agreement.
Agreement
     THEREFORE, in consideration of Royal Gold’s providing funding as set forth in the Funding Agreement, and the benefits to be derived therefrom by High River, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, High River agrees as follows:
     1. Definitions. Reference is hereby made to the Funding Agreement for all purposes. All terms used in this Agreement that are defined in the Funding Agreement and not otherwise defined herein shall have the same meanings when used herein. As used herein, terms defined above in the recitals shall have the meanings indicated above, and the following terms shall have the following meanings:
     “Additional RGI Interests” means the additional production payments, tail royalties and milling fees acquired by Royal Gold pursuant to paragraph 6 below.
     “High River Gold Unit” means one HRG Share and one warrant to purchase one HRG Share, as more specifically described in paragraph 5 below.
     “HRG Share” means a share of the common stock of High River.
     “Original Milling Fee” means the Milling Fee granted to Royal Gold pursuant to the Conveyance of Tail Royalty and Grant of Milling Fee.
     “Original Production Payments” means the PP1 and PP2 production payments conveyed to Royal Gold pursuant to the Conveyance of Production Payments.
     “Original RGI Interests” means the Original Production Payments, the Original Tail Royalty and the Original Milling Fee, collectively.
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     “Original Tail Royalty” means the Tail Royalty conveyed to Royal Gold pursuant to the Conveyance of Tail Royalty and Grant of Milling Fee.
     “Project” means development and exploitation of the Taparko Lands and the Bouroum Lands for production of gold and associated precious metals, including construction of a mine, support facilities and the Taparko Processing Facility.
     “Share Purchase Price” means, for each HRG Share, the 5-day volume weighted average trading price (as described in the TSE Company Manual) for such HRG Share, such 5-day period ending on the date of valuation of such HRG Share.
     “TSE” means the Toronto Stock Exchange.
     2. Funding Obligation.
     (a) Beginning April 1, 2006, High River shall make monthly fundings to Somita totalling $10,847,383 as shown in the table set forth below, bringing the total contributions to the Project by High River/Somita to $33,000,000. Further, in the event that Somita experiences cost overruns above the expected costs set forth in the “Cumulative CAPITAL” column of the Somita Funding Requirements chart set forth as Schedule I hereto such that Somita is unable to achieve a Project Milestone without additional funding, High River shall provide Somita with such additional funding. High River’s funding obligations set forth in this paragraph 2(a) are herein collectively called the “HRG Fundings” and each is individually called an “HRG Funding.”

Funding for Development During	Expected
Month	Funding Amount
April 2006	$2,029,796
May 2006	$3,541,739
June 2006	$4,732,585
July 2006	$543,263
TOTAL	$10,847,383
     (b) Each of the HRG Fundings set forth in the table above shall be made on or before the first day of the respective month. Each HRG Funding to fund cost overruns shall occur within five Business Days after request for funding by Somita or request by Royal Gold, if Royal Gold makes such request as provided in the Funding Agreement. Each HRG Funding shall be
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made by wire transfer of immediately available funds into the account designated by Somita, or if the request for funding was made by Royal Gold, into the account designated by Royal Gold.
     (c) The HRG Fundings are in addition to, and not in lieu of, any and all obligations of High River under each other Funding Document to which High River is a party.
     3. High River Failure to Fund. If High River shall fail to make any HRG Funding within five Business Days after request by Somita, or by Royal Gold acting on behalf of Somita, Royal Gold shall have right, in its sole discretion, to elect, within 15 days after such failure by HRG, either (a) to provide funding in the amount of the HRG Funding that High River failed to fund, in which event Royal Gold shall have the options set forth in paragraph 4 below, or (b) to declare a default hereunder and under the Funding Agreement, in which event Royal Gold shall have all of its rights and remedies set forth herein and in all of the other Funding Documents and as provided in equity and at law. Royal Gold may make the election to fund provided herein by delivering notice in writing to High River designating its election of one of the options set forth in paragraph 4.
     4. Royal Gold Funding Option. If Royal Gold shall elect to provide funding in the amount of the HRG Funding that High River failed to fund, Royal Gold may elect to acquire either High River Gold Units as provided in paragraph 5 below, or Additional RGI Interests as provided in paragraph 6 below.
     5. Election to Acquire High River Gold Units.
     (a) If Royal Gold elects to acquire High River Gold Units, High River shall promptly deliver to Royal Gold that number of High River Gold Units as have an aggregate value equal to the amount of the HRG Funding that High River failed to fund, subject to TSE approval, which approval HRG shall use best efforts to obtain.
     (b) The value of each High River Gold Unit delivered Royal Gold shall be equal to the Share Purchase Price of one HRG Share on the date of Royal Gold’s election less the maximum discount allowed by the TSE off such Share Purchase Price.
     (c) Each warrant included in a High River Gold Unit shall be exercisable for 24 months following the receipt by Royal Gold of the respective High River Gold Unit, with an exercise price equal to 125% of the Share Purchase Price for the HRG Share in such High River Gold Unit. Each warrant delivered to Royal Gold pursuant to this Agreement shall be in the form of Exhibit A hereto, and subject only to the four-month holding period required by Canadian law, each HRG Share underlying such warrant shall be freely tradable by Royal Gold without restriction immediately following the exercise of such warrant by Royal Gold.
     (d) Each HRG Share delivered to Royal Gold shall be represented by a certificate or certificates, registered in the name of Royal Gold, and shall be issued and delivered to Royal Gold as soon as practicable after Royal Gold’s election to acquire High River Gold Units. Royal Gold shall be deemed to have become the holder of record of such shares on the date on which Royal Gold exercised its election to acquire High River Gold Units, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment
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is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. Each HRG Share delivered to Royal Gold pursuant to this Agreement shall be registered on the TSE and, subject only to the four-month holding period required by Canadian law, shall be freely tradable by Royal Gold immediately following the delivery thereof.
     (e) No fractional shares shall be issued upon the exercise by Royal Gold of its right to acquire High River Gold Units as a consequence of any calculation of the number of HRG Shares to be delivered to Royal Gold pursuant hereto or pursuant to the Warrants. All HRG Shares (including fractions) issuable upon exercise by Royal Gold pursuant hereto or the Warrants may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. High River shall, in lieu of issuance of any fractional share, pay Royal Gold a sum in cash equal to the product resulting from multiplying the Share Purchase Price of an HRG Share by such fraction.
     6. Election to Acquire Additional RGI Interests. If Royal Gold shall elect to acquire Additional RGI Interests, High River shall (a) cause Somita to deliver to Royal Gold assignments of additional production payments, in form and substance the same as the Original Production Payments, but in an amount calculated as set forth below, and (b) shall execute and deliver to Royal Gold a Consideration Agreement in the form of Exhibit B attached hereto agreeing to pay Royal Gold amounts calculated as set forth below. The amounts of the Additional RGI Interests to be delivered to Royal Gold shall be equal to the amounts of the Original RGI Interests times the percentage that results from dividing the amount of the HRG Funding that High River failed to fund by $35,000,000. For example, if High River fails to make an HRG funding in the amount of $5,000,000, and if Royal Gold elects to fund such amount in return for Additional RGI Interests, the rates of PP1 and PP2, and the monetary equivalents of the Tail Royalty and the Milling Fee to be delivered pursuant to the Additional RGI Interests would be 14.2% of the Original RGI Interests. In addition, the form of documentation of the Additional RGI Interests will reflect the additional amount of funding provided by Royal Gold and all limitations set forth in such documentation shall be equal to the amount of funding provided by Royal Gold.
     7. Representations and Warranties. High River hereby represents and warrants to Royal Gold as follows:
     (a) High River is a corporation duly organized, validly existing and in good standing under the federal laws of Canada, having all powers required to carry on business and enter into and carry out the transactions contemplated hereby. High River is duly qualified, in good standing, and authorized to do business in all jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify could not have a Material Adverse Effect.
     (b) High River has the requisite power to own and operate its properties, to carry on business and to execute, deliver, and perform this Agreement and each of the other Funding Documents to which it is or will be a party. High River has duly taken all action necessary to
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authorize the execution and delivery by it of the Funding Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.
     (c) The execution and delivery by High River of this Agreement and the other Funding Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any provision of (A) any Law applicable to High River or its business, (B) its organizational documents, or (C) any material agreement, judgment, license, order or permit applicable to or binding upon it or to which its assets are subject, (ii) result in the acceleration of any Indebtedness owed by it, or (iii) result in or require the creation of any Lien upon any assets or properties owned by it except as expressly contemplated or permitted in this Agreement or the other Funding Documents. Except as expressly contemplated in this Agreement or the other Funding Documents, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required (x) in connection with the execution, delivery or performance of this Agreement or any other Funding Documents to which it is a party, or (y) to consummate any transactions contemplated by this Agreement or any other Funding Documents to which it is a party.
     (d) This Agreement is, and the other Funding Documents to which High River is a party, when duly executed and delivered will be, legal, valid and binding obligations of High River, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights, and subject to the qualifications that equitable remedies may only be granted in the discretion of a court of competent jurisdiction and that rights of indemnity, contribution and waiver of contribution may be limited under applicable law.
     (e) Upon giving effect to the execution of the other Funding Documents to which High River is a party and the consummation of the transactions contemplated hereby and thereby (i) High River will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of High River’s absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of High River’s assets, and (ii) High River’s capital will be adequate for the businesses in which High River is engaged and intends to be engaged. High River has not incurred (whether hereunder, under the other Funding Documents to which it is a party or otherwise), nor does High River intend to incur, or believe that it will incur, debts that will be beyond its ability to pay as such debts mature.
     (f) High River does not have in effect any shareholder rights plan, poison pill or other agreement (a “Poison Pill”) that could be triggered upon the sale of the High River Gold Units (including the exercise of the warrants), which could make the HRG Shares or High River’s financial condition less desirable to Royal Gold as a result of the acquisition of the High River Gold Units or the exercise of the warrants.
     (g) High River’s contributions to Somita for the Project through the date of this Agreement total $22,152,617.
Execution Version

     8. Covenants. High River hereby covenants and agrees as follows:
     (a) All HRG Shares delivered to Royal Gold shall be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.
     (b) High River shall at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the HRG Shares to provide for Royal Gold’s exercise of rights set forth in this Agreement. If at any time the number of authorized but unissued shares of such series of High River’s equity securities shall not be sufficient to permit Royal Gold to exercise its rights under this Agreement, High River shall take such corporate action as may be necessary to increase its authorized but unissued shares of such series of High River’s equity securities to such number of shares as shall be sufficient for such purposes. High River shall use its best efforts to obtain all consents necessary to issue the High River Gold Units to Royal Gold.
     (c) High River shall not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue of securities to shareholders of High River generally or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by High River, but shall at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Royal Gold against impairment. In the case of any reclassification or change of outstanding securities issuable upon acquisition by Royal Gold of High River Gold Units, any consolidation or merger of High River with or into another corporation (other than a merger with another corporation in which High River is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon acquisition of High River Gold Units), or any sale or transfer to another corporation of all, or substantially all, or the property of High River, then, as a condition to such event, High River (or such successor or purchasing corporation, as the case may be) shall make lawful and adequate provisions whereby the number and class of shares available hereunder and under the warrants in the aggregate and the Share Purchase Price shall be correspondingly adjusted to give Royal Gold the total number, class, and kind of shares as Royal Gold would have owned hereunder and as would have been available under the warrants had Royal Gold exercised its right to acquire High River Gold Units prior to the event and had Royal Gold continued to hold such High River Gold Units until after the event requiring adjustment. For greater certainty, in the event that High River adopts or approves a shareholder rights plan or similar plan, no adjustment will be made to the rights of Royal Gold hereunder or under the warrants until such time as the rights issued pursuant to such shareholder rights plan or similar plan becomes exercisable. High River shall not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than High River) resulting from such consolidation or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to Royal Gold the obligation to deliver to Royal Gold such shares of stock, securities or assets as, in accordance with the foregoing provisions, Royal Gold may be entitled to acquire.
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     (d) If any other event occurs as to which the other provisions of this paragraph 8 are not strictly applicable or if strictly applicable would not fairly protect the rights of Royal Gold with respect to the High River Gold Units in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of HRG Shares available hereunder and under the warrants, the Share Purchase Price or the application of such provisions, so as to protect the rights of Royal Gold. The adjustment shall be such as to give Royal Gold upon exercise the total number, class and kind of HRG Shares as it would have owned and as would have been available under the warrants had Royal Gold exercised its rights with respect to the High River Gold Units prior to the event and had it continued to hold such High River Gold Units until after the event requiring adjustment.
     9. Events of Default. The occurrence and continuation of any of the following shall constitute an Event of Default hereunder:
     (a) High River fails to fund an HRG Funding Amount on the date due and Royal Gold elects (in its sole discretion) to declare a default rather than to fund the HRG Funding Amount;
     (b) High River fails to deliver the High River Gold Units, if Royal Gold makes the election to acquire the same pursuant to paragraph 5, or High River fails to deliver the Additional RGI Interests, if Royal Gold makes the election to acquire the same pursuant to paragraph 6;
     (c) any representation or warranty made by High River under any Funding Document to which it is a party shall prove to have been incorrect in any material respect when made;
     (d) High River fails to perform or observe any term, covenant or agreement contained in any Funding Document to which it is a party;
     (e) High River, International, Shareholder or Somita generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against High River, International, Shareholder or Somita seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief of the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial party of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) occurs; or High River, International, Shareholder or Somita takes any corporate action authorizing any of the actions set forth above; or
     (f) any Event of Default shall have occurred under the Funding Agreement.
Upon the occurrence of an Event of Default, Royal Gold shall have all or its rights and remedies set forth herein and in all of the other Funding Documents and as provided in equity and at law.
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     10. Amendments. No provision or term of this Agreement may be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed by High River and Royal Gold and designated as an amendment, supplement or waiver.
     11. Agreement Reinstated. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Royal Gold, all as though such payment had not been made.
     12. Notices. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery, to each of the parties at its address below (unless changed by similar notice in writing given by the party whose address is to be changed):
     If to High River:
High River Gold Mines Ltd.
155 University Avenue
Suite 1700
Toronto, Ontario M5H 3B7
Attention: President
Facsimile: (416) 360-0010
     with a copy to Cassels Brock & Blackwell LLP:
Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street W.
Toronto, Ontario M5H 3C2
Attention: David Poynton
Facsimile: (416) 644-9348
     If to Royal Gold:
Royal Gold, Inc.
1660 Wynkoop St.
Suite 1000
Denver, Colorado 80202-1132
Attention: President
Facsimile Number: 303-595-9385
Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal
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business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of other electronic transmission, upon acknowledgment of receipt by the recipient within twenty-four (24) hours of first attempted delivery.
     13. Captions and Headings. The captions and headings of the various sections of this Agreement are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof.
     14. Binding Effect. This Agreement will be binding on High River and its successors and permitted assigns, and will inure to the benefit of Royal Gold and all successors and permitted assigns of Royal Gold. High River consents to the assignment of all or any portion of the rights of Royal Gold hereunder in connection with any permitted assignment of the rights of Royal Gold under the Funding Agreement or the Conveyances with prior notice to High River.
     15. Waiver. Royal Gold shall not be deemed to have waived any provision of this Agreement unless such waiver is in writing and is signed by Royal Gold.
     16. Provisions Several/Illegality. The unenforceability or invalidity of any provision or provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
     17. Choice of Law. This Agreement has been negotiated, executed and delivered in Denver, Colorado, and is intended to be construed in accordance with the laws of the State of Colorado.
     18. Consent to Jurisdiction; Waiver of Jury Trial, etc..
     (a) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF, AT THE ELECTION OF ROYAL GOLD, ANY UNITED STATES FEDERAL OR COLORADO STATE COURT SITTING IN DENVER, COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ROYAL GOLD MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST HIGH RIVER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST
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EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION 18(a). EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (b) HIGH RIVER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURTS BY THE MAILING THEREOF IN ACCORDANCE WITH SECTION 19 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ROYAL GOLD TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (d) EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS OR TRANSACTIONS RELATING THERETO.
     (e) High River represents and warrants that it has consulted with its legal counsel regarding all waivers under this Agreement.
     19. Service of Process. Service of process in any matter shall be made to High River at the following address:
High River Gold Mines Ltd.
155 University Avenue
Suite 1700
Toronto, Ontario M5H 3B7
Attention: President
Facsimile: (416) 360-0010
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     with a copy to Cassels Brock & Blackwell LLP:
Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street W.
Toronto, Ontario M5H 3C2
Attention: David Poynton
Facsimile: (416) 644-9348
     High River agrees that service of process, writ, judgment, or other notice of legal process at the address above shall be (i) deemed and held in every respect to be effective personal service upon it and (ii) deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery of service with proof of delivery. High River shall maintain a presence at the address above (unless changed by similar notice in writing given by High River) continuously at all times while High River is obligated under this Agreement or any of the other Funding Documents to which it is a party. Nothing herein shall affect Royal Gold’s right to serve process in any other manner permitted by applicable law.
     20. Currency. All dollar amounts set forth herein are in U.S. dollars.
     21. Funding Document. This Agreement is one of the Funding Documents within the definition set forth in the Funding Agreement.
[Signature page follows]
Execution Version

     This Agreement has been executed by High River on the date set forth below, to be effective as of the date first set forth above.

HIGH RIVER GOLD MINES LTD.

By:

Name:

Title:

Date:

By:

Name:

Title:

Date:

Execution Version

EXHIBIT A
Form of Warrant
[LEGENDS REQUIRED BY SECURITIES LAWS OR TORONTO STOCK EXCHANGE]
HIGH RIVER GOLD LTD.
WARRANT TO PURCHASE COMMON STOCK

No. [WC-___]	[___], 200_
Void After Two Years from Date of Issuance
     This certifies that, for value received, Royal Gold, Inc., with its principal office at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 USA (the “Holder” or “Purchaser”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from High River Gold Mines Ltd., a corporation formed under the federal laws of Canada, with its principal office at 155 University Avenue, Suite 1700, Toronto, Ontario M5H 3B7 Canada (the “Company”), the Exercise Shares (defined below) upon the terms and subject to the adjustments as provided herein.
1. Issuance.
     This Warrant (this “Warrant”) is being issued in connection with the Contribution Agreement in Support of Somita Funding Agreement, dated as of February 22, 2006, (the “Contribution Agreement”) by the Company to and for the benefit of Holder. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Contribution Agreement. The Company and Holder shall perform, or cause to be performed, all acts, and execute and deliver all agreements, amendments, instruments and other documents necessary or required to grant Holder the rights and obligations described herein.
2. Definitions.
     As used herein, the following terms shall have the following respective meanings:
     (i) “Exercise Period” shall mean the time period commencing with the date of this Warrant and ending two years from date of this Warrant, unless sooner terminated as provided below.
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     (ii) “Exercise Price” shall be U.S.                    1 per share of the Company’s common stock (the “Common Stock”), subject to adjustment pursuant to Section 4.
     (iii) “Exercise Shares” shall mean                    2 shares of the Common Stock, subject to adjustment pursuant to Section 4.
3. Exercise of Warrant.
     The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by the Company in writing to the Holder):
     (i) an executed Notice of Exercise in the form attached hereto;
     (ii) payment of the Exercise Price, at the option of Holder, (i) in cash, by check, or by the cancellation of indebtedness or some combination of the foregoing, or (ii) pursuant to Section 2.1 below; and
     (iii) this Warrant.
     Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates in writing, shall be issued and delivered to the Holder as soon as practicable after the rights represented by this Warrant shall have been so exercised. In the event that this Warrant is being exercised for less than all of the then-current number of Exercise Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Exercise Shares for which this Warrant is then being exercised, issue a new Warrant exercisable for the remaining number of Exercise Shares purchasable hereunder.
     The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
     Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the class and series of the Company’s capital stock to which the Exercise Shares belong

[1]	Insert the exercise price, which is calculated as follows: 125% of the Share Purchase Price, as defined in the Contribution Agreement.

[2]	Insert the number of shares to be purchased pursuant to this Warrant, which will be the same number as the High River Gold Units delivered to Royal Gold pursuant to paragraph 5(a) of the Contribution Agreement
Execution Version

(the “Stock”) is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect (the “Conversion Right”) to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise, in which event the Company shall issue to the Holder a number of shares of the applicable class and series of Stock computed using the following formula:

X = Y (A-B)
A

Where X =	the number of shares of Stock to be issued to the Holder

Y =	the number of shares of Stock then purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one share of the Stock (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)
     For purposes of the above calculation, the fair market value of one share of the Stock shall be (i) the average of the closing prices of the Common Stock on the Toronto Stock Exchange over the 5 day trading period ending three days prior to the date of exercise; (ii) if such Common Stock is no longer traded on the Toronto Stock Exchange and is actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 5 day trading period ending three days prior to the date of exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the Company’s Board of Directors in good faith.
4. Covenants of the Company.
     (a) Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Exercise Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of such series of the Company’s equity securities shall not be sufficient to permit exercise of this Warrant, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities to such number of shares as shall be sufficient for such purposes.
Execution Version

     (b) No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue of securities to shareholders of the Company generally or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.
     (c) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least 20 days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.
5. Adjustment of Exercise Price and Exercise Shares; Effect of Organic Changes.
     (a) Adjustment of Exercise Price. In the event of changes in the applicable class and series of the outstanding Stock by reason of stock dividends, splits, recapitalizations, reclassifications, mergers, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.
     (b) Adjustment on Change of Control. In the case of any reclassification or change of outstanding securities issuable upon any exercise by the Holder of its rights under this Warrant, any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of rights under this Warrant), or any sale or transfer to another corporation of all, or substantially all, or the property of the Company, then, as a condition to such event, the Company (or such successor or purchasing corporation, as the case may be) shall make lawful and adequate provisions whereby the number and class of Exercise Shares available hereunder in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder the total number, class, and kind of shares as the Holder would have owned hereunder had the Holder exercised its right to acquire Exercise Shares prior to the event and had the Holder continued to hold such Exercise Shares until after the event requiring adjustment. For greater certainty, in the event that the Company adopts or approves a shareholder rights plan or similar plan, no adjustment will be made to the rights of the Holder hereunder
Execution Version

until such time as the rights issued pursuant to such shareholder rights plan or similar plan becomes exercisable. The Company shall not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to the Holder the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.
     (c) Certain Events. If any other event occurs as to which the other provisions of Section 4 and this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as to give the Holder upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.
6. Fractional Shares.
     No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.
7. No Shareholder Rights.
     This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.
8. Transfer of Warrant.
     Subject to applicable laws and any restrictions on transfer set forth in this Warrant, this Warrant and all rights hereunder are transferable, in whole but not in part, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder.
9. Lost, Stolen, Mutilated or Destroyed Warrant.
     The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant or stock certificate, the Company will make and
Execution Version

deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.
10. Notices, etc.
     Any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at High River Gold Mines Ltd., 155 University Avenue, Suite 1700, Toronto, Ontario M5H 3B7 CANADA, Attention: [Mr. Daniel Vanin]; or to the Holder at the address set forth above, or at such other address as any such party may designate by 10 days advance written notice to the other parties hereto.
11. Acceptance.
     Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
12. Amendment and Waiver.
     This Warrant, together with all the Warrants, may only be amended and any term hereof may only be waived in a writing signed by the Company and Holder.
13. Governing Law.
     This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Colorado excluding any conflict of laws principles that would cause the application of the laws of any other jurisdiction.
[Signature Page Follows]
Execution Version

     In Witness Whereof, the Company has caused this Warrant to be executed by its duly authorized officer as of                                                             , 2006.

HIGH RIVER GOLD MINES LTD., a corporation formed under the federal laws of Canada

By:

Name:

Title:

By:

Name:

Title:

Execution Version

NOTICE OF EXERCISE
TO : High River Gold Mines Ltd.
☐      The undersigned hereby elects to purchase                      shares of the Common Stock of High River Gold Mines Ltd. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
☐      The undersigned hereby elects to purchase                      shares of the Common Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.
Please issue a certificate or certificates representing said shares of Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print Name)
Execution Version

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
     For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
Name:
(Please Print)
Address:
(Please Print)
Dated:
Signature of Holder’s Authorized Agent:
Title of Authorized Agent:
Holder’s
Address:
NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever. Officers of Companies and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.
Execution Version

EXHIBIT B
Form of Consideration Agreement
CONSIDERATION AGREEMENT
     This Consideration Agreement (this “Agreement”), dated as of                     , 20            (the “Effective Date”), is from HIGH RIVER GOLD MINES LTD., a corporation formed under the federal laws of Canada (“High River”) to ROYAL GOLD, INC., a corporation formed under the laws of Delaware, USA. (“Royal Gold”).
Recitals
     A. High River is the indirect owner of 90% of the issued and outstanding shares of Société des Mines de Taparko, also known as SOMITA, SA, a société anonyme formed under the laws of the Republic of Burkina Faso (“Somita”), through its subsidiary High River Gold Mines (West Africa) Ltd., a corporation formed under the laws of the Cayman Islands. The Government of the Republic of Burkina Faso is the owner of the remaining 10% of the issued and outstanding shares of Somita.
     B. Somita is developing the Taparko/Bouroum gold mine project in the Republic of Burkina Faso, which will include construction of a mine, support facilities and CIL plant capable of milling and processing one million (1,000,000) tonnes of ore per year (the “Project”).
     C. Somita and Royal Gold entered into an Amended and Restated Funding Agreement dated as of February 22, 2006 (the “Funding Agreement”), pursuant to which Royal Gold agreed to provide High River funding in the amount of U.S. $35,000,000 to be used in the development of the Project.
     D. High River has executed and delivered to Royal Gold a Contribution Agreement in Support of Funding Agreement dated as of February 22, 2006 (the “Contribution Agreement”) pursuant to which High River has committed, among other things, to provide additional funding to Somita for the Project. Royal Gold has elected, pursuant to the Contribution Agreement, to fund certain amounts not funded by High River pursuant thereto in return for Additional RGI Interests (as defined in the Contribution Agreement).
     E. Somita has heretofore executed and delivered to Royal Gold a Conveyance of Production Payments dated as of February 22, 2006, (the “Production Payment Conveyance”) and a Conveyance of Tail Royalty and Grant of Milling Fee dated as of February 22, 2006, (the “Tail Royalty Conveyance”) both in connection with the Funding Agreement
     F. In consideration of Royal Gold’s agreement to make the additional funding described in Recital D, pursuant to paragraph 6 of the Contribution Agreement, High River is obligated to cause Somita to deliver to Royal Gold an additional Agreement of production payments (the “Additional Production Payment Conveyance”).
Execution Version

     G. In further consideration of Royal Gold’s agreement to make such additional funding, High River is to deliver this Agreement to Royal Gold pursuant to paragraph 6 of the Contribution Agreement.
Agreement
     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, High River and Royal Gold agree as follows:
ARTICLE I
Definitions and References
     1.1 General Definitions. As used herein, the terms defined above shall have the meanings set forth above, and the following terms shall have the following meanings:
     “Average Gold Price” means, for any calendar month, the average daily P.M. price fixing for gold by the London Bullion Association as reported in The Wall Street Journal or any other agreed upon successor publication for the applicable calendar month.
     “Bouroum Lands” means all of the land included in the Bouroum Permit, being approximately 11.7 square kilometers, which land is more particularly described in Schedule A attached hereto.
     “Bouroum Permit” means Decree No. 2005-342/PRES/PM/MCE/MFB issued by the Government of the Republic of Burkina Faso on June 21, 2005, a copy of which is attached hereto as Schedule A.
     “Government” means the Government of the Republic of Burkina Faso, including, without limitation, the executive, legislative and judicial branches thereof, including, without limitation, the Ministry for Energy and Mines.
     “Somita’s Account” means Somita’s metals account at Citibank NA in London, England, or such other metals account as Somita may hereafter establish.
     “Interests” means the Tail Royalty Equivalent and the Milling Fee Equivalent, collectively.
     “Lands” means the Bouroum Lands and the Taparko Lands.
     “Milling Fee Equivalent” has the meaning set forth in Section 2.2.
     “Month” means a calendar month.
     “Tail Royalty Equivalent” has the meaning set forth in Section 2.1.
     “Taparko – Bouroum Project” means development and exploitation of the Taparko Lands and the Bouroum Lands for production of gold and associated precious metals, including construction of a mine, support facilities and the Taparko Processing Facility.
Execution Version

     “Taparko Lands” means that portion of the land included in the Taparko Permit that is more particularly described in Schedule B hereto, being approximately 34.7 square kilometers out of the total 666.5 square kilometers included in such permit.
     “Taparko Permit” means Decree No. 2004-329/PRES/PM/MCE/MFB/MEDE/MECV issued by the Government of the Republic of Burkina Faso on August 6, 2004, a copy of which is attached hereto as Schedule B.
     “Taparko Processing Facility” means the CIL processing facility to be constructed by Somita on or adjacent to the Taparko Lands, capable of milling and processing at least 1,000,000 tonnes of ore per year.
     “Through-Put Production” means all production processed through the Taparko Processing Facility, whether or not the same was mined from the Taparko Lands or the Bouroum Lands.
     “Year” means a calendar year.
     1.2 Exhibits. All Exhibits attached to this Agreement are part hereof for all purposes.
     1.3 References and Titles. All references in this Agreement to Exhibits, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this Subsection” and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word “or” is not exclusive. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.
ARTICLE II
Agreement
     2.1 Agreement to Pay Amounts in Lieu of Tail Royalty. Subject to the limitations set forth in this Article II, High River agrees to pay to Royal Gold an amount equal to                      percent (                    %) of the value of all gold contained in, on and under and produced from the Lands, such royalty to be calculated as follows: (i) the total troy ounces of gold produced from the Lands and contained in Through-Put Production that are outturned to Somita’s Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii)                     percent (                    %) (the “Tail Royalty Equivalent”).
Execution Version

     2.2 Agreement to Pay Amounts in Lieu of Milling Fee. Subject to the limitations set forth in this Article II, High River agrees to pay Royal Gold an amount equal to                     % of the total amount of gold passed through the Taparko Processing Facility that is produced from lands other than the Lands, calculated as follows: (i) the total troy ounces of gold produced from lands other than the Lands and contained in Through-Put Production that are outturned to Somita’s Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii)                     % (the “Milling Fee Equivalent”); provided, however, that the Milling Fee Equivalent shall only apply to the milling and processing of the first one million (1,000,000) tonnes of ore per Year from lands other than the Lands; provided further that such amount shall be reduced by the number of tonnes of ore per Year from the Lands (e.g., if in a given Year, the Taparko Processing Facility processes 800,000 tonnes of ore from the Lands and 500,000 tonnes of ore from Lands other than the Lands, then the Milling Fee would only apply to 200,000 tonnes of ore); provided further that for the Year in which the first payment of the Milling Fee is made (which is likely to be less than a full calendar year), the 1,000,000 limit shall be proportionately reduced to the number of days remaining in such year after commencement of payment of the Milling Fee (e.g., if the payment of the Milling Fee commences on September 14, the limit of the payment on the Milling Fee would be 108/ 365 of 1,000,000 – i.e., 295,890 – tonnes of ore during such year).
     2.3 Calculation and Commencement of Payments. The calculation and payment of amounts owing for the Tail Royalty Equivalent and the Milling Fee Equivalent shall not commence until satisfaction of all obligations of Somita under the Production Payment Conveyance and the Additional Production Payment Conveyance.
     2.4 [Intentionally omitted.]
     2.5 Non-Operating, Non-Expense-Bearing Interests. The Tail Royalty Equivalent shall be calculated in the same manner as a non-operating, non-expense-bearing interest in and to production from the Lands. The Milling Fee Equivalent shall be calculated in the same manner as a non-operating, non-expense bearing limited royalty interest in and to the Through-Put Production from lands other than the Lands. Each of the Interests is limited as set forth above, free of all cost and expense of production, operations, milling, smelting, refining and delivery prior to being outturned at High River’s Account. In no event shall Royal Gold ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Taparko – Bouroum Project (or any part thereof) or incurred in connection with the production, operations, milling, smelting, refining and delivery of Through-Put Production prior to being outturned at Somita’s Account.
     2.6 Free of Royalties and Other Burdens. The Interests shall be free of (and without education therefrom of) any and all royalties and other burdens on production and shall bear no part of same; and High River shall defend, indemnify and hold Royal Gold harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. For greater certainty, all payments made hereunder shall be net of any withholdings or other amounts, if and to the extent required by applicable law, in respect of applicable taxes thereon.
Execution Version

ARTICLE III
Payment Procedures; Reports
     3.1 Payments of Tail Royalty Equivalent and Milling Fee Equivalent. Payments of the Interests shall be made on a calendar quarter basis, within ten (10) business days after the end of each calendar quarter, by check or wire transfer, at the election of Royal Gold, to the address set forth in Section 5.2. The amount of each payment shall be equal to the sum of the monthly amounts due for each Month during such calendar quarter. All payments shall be accompanied by statements that describe in reasonable detail the basis of calculation of the amounts paid under the Interests.
     3.2 Financial Reports. Subject to the confidentiality requirements of Section 4.4, Royal Gold shall have the right to be supplied monthly with duplicate settlement sheets from any refinery, mill, smelter or other purchaser of Through-Put Production, whether or not Through-Put Production has been sold, and shall contain sufficient information as to the value, pricing and amounts of intermediate product and final product sold for Somita’s account so that Royal Gold will have access to all information and data that are reasonably necessary and appropriate for it to determine the amount of the Interests due it under this Agreement.
     3.3 Objection, Finality of Payments: Royal Gold, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit by any authorized representative of Royal Gold of Somita’s accounts relating to the Interests. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least ten (10) business days’ prior written notice by Royal Gold. All payments under the Interests made in any Year shall be considered final and in full accord and satisfaction of all obligations of High River, unless Royal Gold gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the end of that Year. High River shall account for any agreed upon deficit or excess in payments of the Interests made to Royal Gold by adjusting the next monthly statement and payment following completion of such audit to account for such deficit or excess. High River shall cause Somita to comply with its obligations set forth herein.
     3.4 Copies of Reports to Government. High River shall provide Royal Gold with copies of any reports that Somita is required to make to the Government within thirty (30) days after submitting same to the Government.
     3.5 Annual Environmental Compliance Report. Within ninety (90) days after the end of each Year, High River shall provide to Royal Gold an environmental compliance report summarizing the environmental performance of operations at the Taparko-Bouroum Project during that Year and provide sufficient information for Royal Gold to monitor the performance of such operations with respect to environmental protection, including, at a minimum, narrative summaries of (i) the results of any environmental monitoring or sampling activity, (ii) accidents that impact the environment or result in the loss of life, and (iii) environmental deficiencies that are identified by environmental regulatory authorities of the Government and any remedial actions taken or proposed to be taken with respect thereto.
Execution Version

ARTICLE IV
Additional Rights, Obligations and Covenants of the Parties
     4.1 Commingling of Production.
          (a) Subject to the limitations, conditions and requirements of this Section 4.1, Somita shall have the right to mix or commingle, either underground, at the surface, or at a processing plant or any other treatment facilities, any production from the Lands with ores or material derived from other lands or properties whether or not owned, leased or controlled by Somita.
          (b) Before commingling, High River shall cause Somita to weigh, measure, sample and analyze the respective ores and materials in accordance with sound mining and metallurgical practices such that the amount of gold recovered from the Lands can be reasonably and accurately determined. As products are produced from the commingled ores, High River shall cause Somita to calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, Somita may use procedures that are in accordance with best practices in the mining and metallurgical industry. High River shall cause Somita to retain the records relating to commingled ores and make them available for inspection by Royal Gold, at Royal Gold’s sole expense, at all reasonable times for a period of one (1) year after the calendar year in which the commingling occurred.
          (c) Notwithstanding the foregoing provisions of this Section 4.1, High River shall cause Somita not to commingle production from the Lands with ores or minerals derived from other lands or properties if such commingling has a reasonable likelihood of reducing the recovery rate of metals from the Lands below what the recovery rate would have been without commingling. Any disputes concerning commingling procedures or results or the applicability of the prohibition in the preceding sentence shall be resolved pursuant to the procedure set forth in Section 5.9.
     4.2 Geological and Other Data and Reports. From and after the date of execution of this Agreement, High River shall deliver to Royal Gold not less frequently that quarterly, or otherwise shall make available, the following data and information relating to operations conducted on or for the benefit of the Lands and with respect to the Taparko Processing Facility:
     (a) The monthly operations and exploration report prepared by Somita for operations on the Lands and with respect the Taparko Processing Facility;
     (b) The annual reserve report for the Lands prepared by Somita, along with any updates, as and when any of the same have been finalized and approved by Somita;
     (c) Somita’s life of mine plan relating to the Taparko – Bouroum Project;
Execution Version

     (d) The annual plan and budget prepared by Somita relating to the Taparko – Bouroum Project and any amendments thereto, as and when any of the same have been finalized and approved by Somita; and
     (e) Any additional material engineering or economic studies or analyses prepared by Somita and relating to the Lands and the Taparko – Bouroum Project as and when any of the same have been finalized and approved by Somita.
     4.3 Inspection. Royal Gold and its authorized agents who are experienced in mining operations, at Royal Gold’s sole risk and expense, shall have the right, exercisable at reasonable intervals and during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Somita’s safety rules and regulations and so as not to interfere with Somita’s operations, to go upon the Lands and the premises of the Taparko Processing Facility for the purposes of inspecting same. Royal Gold shall furnish Somita with prior written notice of the time and place of any inspection by Royal Gold pursuant to this Section 4.3. Royal Gold shall defend, indemnify and hold Somita harmless from and against all costs incurred (including reasonable attorneys’ fees and the costs of defending any such claims) based on claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Royal Gold, its agents or employees, while in or upon the Properties, unless such death, injury or damage results from Somita’s gross negligence or willful misconduct.
     4.4 Confidentiality. Royal Gold shall not, without the prior written consent of Somita disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of Royal Gold who has a bona fide need to be informed) any information concerning operations, including exploration, on the Properties which is not generally available to the public; provided, however, that upon not less than five (5) days’ prior written notice to Somita setting forth the nature and content of the proposed disclosure, Royal Gold may disclose information or data pertaining to the Lands, the Taparko – Bouroum Project and the Taparko Processing Facility to: (a) any third party to whom Royal Gold in good faith anticipates selling or assigning all or a part of its interest hereunder, or (b) any lender or underwriter from whom Royal Gold is seeking to obtain funds. Royal Gold shall require those parties to keep the information so provided confidential. If either Somita or Royal Gold determines in good faith that a disclosure is required for compliance with applicable laws, rules, regulations or orders of any government agency or stock exchange having jurisdiction, that party shall provide (and if such party is Somita, High River shall cause Somita to provide) as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the other party, as is reasonably possible under the circumstances.
     4.5 Abandonment of Properties. High River shall cause Somita to keep in force and effect its interests in the Lands and the Taparko Processing Facility until payment in full of both the Production Payment Conveyance and the Additional Production Payment Conveyance. From and after satisfaction of the obligations under such documents, Somita may elect at any time to terminate or abandon its interests in the Lands and the Taparko Processing Facility at any time as it may in its sole discretion deem appropriate, subject only to the provisions of this Section 4.5. In the event that Somita wishes to abandon any or all of it interest in the Lands or the Taparko
Execution Version

Processing Facility, except for cessation of operations under care and maintenance, High River shall cause Somita to provide Royal Gold with not less than forty-five (45) days prior notice of its intention to do so and offer to transfer such interests to Royal Gold. At any time during the forty-five (45) day period, Royal Gold may notify Somita that it elects to accept transfer of such interests. In that event, High River shall cause Somita to transfer those interests to Royal Gold by quitclaim deed.
     4.6 Processing of Ore from the Lands. High River hereby covenants and agrees with Royal Gold that it shall cause Somita to process all ore produced from the Lands in the Taparko Processing Facility.
     4.7 Refining Contracts. High River hereby covenants and agrees with Royal Gold that during the entire term of this Agreement, High River shall cause Somita to maintain in full force and effect refining contracts with smelter and/or refiners reasonably acceptable to Royal Gold.
     4.8 High River Operations and Maintenance of the Taparko-Bouroum Project. High River shall cause Somita to conduct its operations on the basis of customary commercial practice and arm’s-length arrangements, with due diligence and efficiency and under the supervision of qualified and experienced management. High River shall cause Somita to maintain, preserve, protect and keep the Taparko-Bouroum Project, and all of Somita’s property used or useful in connection therewith, in good condition (ordinary wear and tear and obsolescence excepted) in accordance with prudent industry standards, and in compliance with all applicable laws, in conformity with all applicable contracts, servitudes, leases, permits and agreements, and shall from time to time make all repairs renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times, except where failure to do so could not nave a material adverse effect upon the Taparko-Bouroum Project.
     4.9 Compliance with Agreements and Law. High River shall cause Somita to perform all obligations it is required to perform under each lease, permit, agreement, contract or other instrument or obligation to which it is a party with respect to the Taparko-Bouroum Project, except where the failure to do so could not have a material adverse effect upon its ownership or operation of same. High River shall cause Somita to conduct its business and affairs with respect to the Taparko-Bouroum Project, (i) in material compliance with all laws applicable thereto, (ii) in all material respects in accordance with the Development Plan, as defined in the Funding Agreement, (iii) in accordance with acceptable industry practice including maintaining a minimum of local standards and World Bank environmental guidelines (applicable under, World Bank and IFC Pollution, Prevention and Abatement Guidelines and the applicable IFC Safeguard Policies), and, where practicable, the International Cyanide Code and the Equator Principles; and (iv) in compliance, and causing its affiliates, subsidiaries, agents, employees, subcontractors, directors and officers to be in compliance, with the Foreign Corrupt Practices Act of 1977 (Pub.L. No. 95-213, Sections 101-104), as amended, and any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices. High River shall obtain and cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good
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standing and in full force and effect, except where failure to comply could not have a material adverse effect upon the Taparko-Bouroum Project.
     4.10 Government Approvals and Notices. High River shall cause Somita to (i) obtain, and at all times maintain in full force and effect, all material registrations, declarations, filings, governmental consents, licenses, approvals, authorizations, and permits necessary for Somita’s operation of the Taparko-Bouroum Project, and (ii) undertake reasonable efforts to arrange for Royal Gold to receive from the Government copies of all correspondence, notices, decrees, orders and other writings issued by the Government to Somita regarding the Taparko-Bouroum Project, but in any event, High River shall send Royal Gold copies of such materials promptly after receipt thereof.
ARTICLE V
General Provisions
     5.1 Assignment. After Completion (as defined in the Funding Agreement) of the Taparko – Bouroum Project, Royal Gold may assign its interests under this Agreement freely, in whole or in part. High River shall not assign this Agreement without the prior written consent of Royal Gold which may be withheld in Royal Gold’s sole discretion.
     5.2 Notices. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery, to each of the parties at its address below (unless changed by similar notice in writing given by the party whose address is to be changed):
If to High River:
High River Gold Mines Ltd.
155 University Avenue
Suite 1700
Toronto, Ontario M5H 3B7
Attention: President
Facsimile: (416) 360-0010
and
Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street W.
Toronto, Ontario M5H 3C2
Attention: David Poynton
Facsimile: (416) 644-9348
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If to Royal Gold:
Royal Gold, Inc.
1660 Wynkoop St.
Suite 1000
Denver, Colorado 80202-1132
Attention: President
Facsimile Number: 303-595-9385
     Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of other electronic transmission, upon acknowledgment of receipt by the recipient within twenty-four (24) hours of first attempted delivery.
     5.3 Amendments and Waiver. No modifications or waivers of the terms and conditions of this Agreement shall be binding upon either party unless in writing, dated subsequent to the date of this Agreement, and executed by an authorized representative of each party. No waiver by either party of a breach of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different character.
     5.4 Relationship of the Parties. The relationship of the parties hereto is contractual only. The Interests shall not grant to Royal Gold any rights to participate or influence management or decision-making regarding operations on the Lands, Taparko – Bouroum Project or the Taparko Processing Facility, nor shall it obligate the Royal Gold to assume any responsibilities for costs of Somita’s operations on the Lands, Taparko – Bouroum Project or the Taparko Processing Facility or any liabilities resulting therefrom.
     5.5 Further Instruments. The parties hereto agree that they will execute any and all instruments as may be necessary or required to carry out and effectuate any and all of the provisions of this Agreement.
     5.6 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
     5.7 Continuation. The obligations of High River to Royal Gold under this Agreement shall continue for so long as Somita, its successors and assigns retain any interest in the Lands, Taparko – Bouroum Project or the Taparko Processing Facility. Royal Gold’s rights to payments under the Interests shall not be subordinated to any other person or source by High River or any related party.
     5.8 Governing Law. Without regard to principles of conflicts of law, this Agreement is made under and shall be interpreted and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of the jurisdiction in which the real property is located (or which is otherwise applicable to the real property)
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necessarily governs with respect to procedural and substantive matters relating to the creation and enforcement of the interests created herein, the law of such other jurisdiction shall apply.
     5.9 Arbitration Conducted by International Chamber of Commerce. All disputes between the parties hereto (which for purposes of this Section 5.9 includes High River and Royal Gold and their respective parents, affiliates and subsidiaries) that arise out of, relate to or are in connection with this Agreement or any related agreement, will be exclusively, finally and conclusively settled by binding international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “Rules”), except as specifically modified by this Agreement. The Parties shall continue to perform their respective obligations under this Agreement pending conclusion of any such arbitration.
(a) Initiation of Arbitration.
          (i) Prior to initiating an arbitration proceeding with the ICC, the parties shall negotiate in good faith to resolve the dispute. To that end, the party wishing to initiate negotiations shall notify the other party in writing about its intention to do so, including a brief summary of the disputed issue, its estimate of the amount in controversy, and suggesting a date and venue for a first meeting, at which the parties shall be represented by officers duly empowered to resolve the dispute. In the event that the parties are unable to resolve the dispute within a period of 15 days after commencement of such good faith negotiations, or upon agreement by the parties to submit the dispute to arbitration, either party may commence an arbitration proceeding by delivering a Request for Arbitration (the “Request for Arbitration”) to the Secretariat of the ICC (the “Secretariat”) in accordance with the terms of this Section 5.9 and the Rules.
          (ii) For all disputes, the arbitration hereunder shall be by three independent and impartial arbitrators. High River and Royal Gold shall each appoint one arbitrator within 30 days after the Request for Arbitration has been delivered to the Secretariat and the two arbitrators so appointed shall select a third arbitrator within 60 days after the Request for Arbitration has been delivered to the Secretariat. In the event that the parties or the arbitrators fail to select arbitrators as required above, the ICC shall select such arbitrators in accordance with the terms of this Section 5.9.
          (iii) Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, notwithstanding the provisions of Section 5.9(a)(i), pending completion of arbitration pursuant to this Section 5.9, either High River or Royal Gold shall have the right to seek a temporary restraining order, injunctive relief or other interim or provisional relief on the ground that such relief would otherwise be available at law or in equity. If any such relief is obtained, the arbitration panel will address the continuance, modification or termination of such relief and their order and any such decision regarding relief shall be binding on the parties.
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     (b) Arbitration Procedures.
          (i) The arbitration shall be conducted in the English language in London, England or at such other location as the parties may agree.
          (ii) All disputes arising out of or in connection with this Agreement and relating to the Parties’ rights and obligations in connection with this Agreement (including without limitation the validity of the agreement of the parties to arbitrate, the arbitrability of the issues submitted to arbitration hereunder, the existence and validity of the Agreement, and any conflict of laws issues arising in connection with the Agreement or this agreement to arbitrate) shall be finally settled in accordance with the Rules. In addition, where the Rules are silent, the proceedings before the “Arbitral Tribunal” (as defined in the Rules) shall be governed by the procedural rules established by the Arbitral Tribunal.
          (iii) The arbitration panel shall conduct a hearing no later than 90 days after delivery of the Request for Arbitration, and a decision shall be rendered by the arbitration panel within 30 days after the final hearing.
          (iv) At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitral Tribunal shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.
     (c) Arbitral Awards.
          (i) The arbitration award shall be in writing and shall specify the factual and legal bases for the award.
          (ii) Neither High River nor Royal Gold shall be entitled to, and no award shall include any amount for, lost profits or revenues, lost business opportunities, business interruption, or punitive or exemplary damages for any claim arbitrated pursuant to this Section 5.9.
          (iii) The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrators and other costs of the arbitration shall be borne equally by the parties, except when the arbitrators decide to impose the total cost on the defeated party.
     (c) Enforcement. All decisions of the Arbitral Tribunal shall be final and binding on the parties and may be entered against them in any court of competent jurisdiction. Any judgment rendered by the Arbitral Tribunal against a party may be executed against such party’s assets in any jurisdiction where the party has assets. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in the State of Colorado in any legal action or proceeding relating to such execution of judgment.
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     (d) Limitations.
          (i) Any dispute brought pursuant to the terms of this Section 5.9 must be brought within two years of the date that the party aggrieved by the event or condition, or notice of such event or condition giving rise to the dispute becomes aware of the same.
          (ii) This agreement to arbitrate shall survive the rescission or termination of this Agreement.
     5.10 [Intentionally omitted.]
     5.11 Recordation of Agreement. High River and Royal Gold shall file and record executed counterparts of this Agreement in official records as may be necessary and possible for the purpose of providing constructive notice to third parties of High River’s and Royal Gold’s respective rights and obligations hereunder with respect to the matters set forth herein.
     This Agreement has been executed on the dates set forth below, to be effective as of the Effective Date.

HIGH RIVER:

HIGH RIVER GOLD LTD.

By:

Name:

Title:

Date:

and

By:

Name:

Title:

Date:

ROYAL GOLD:

ROYAL GOLD, INC.

By:

Name:

Title:

Date:

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ACKNOWLEDGMENT CERTIFICATES
[Forms that conform to Burkina Faso law to be provided by Burkina Faso Counsel prior to execution]
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